Exhibit 99.1

The Goldman Sachs Group, Inc.  I  200 West Street  I  New York, New York 10282

GOLDMAN SACHS STATEMENT ON PROPOSED CAPITAL ACTIONS

NEW YORK, June 28, 2018 – The Goldman Sachs Group, Inc. (NYSE: GS) today announced that the Federal Reserve Board did not object to its 2018 capital plan, conditioned upon the firm returning not more than $6.3 billion of capital beginning in the third quarter of 2018 and ending in the second quarter of 2019. The capital plan provides for up to $5.0 billion in repurchases of outstanding common stock (subject to future capital deployment opportunities) and $1.3 billion in total common stock dividends, including an increase in the firm’s common stock dividend of $0.05 from $0.80 to $0.85 per share in the second quarter of 2019 (subject to approval by the Board of Directors).

“We continue to be positioned to return capital to our shareholders, while reinvesting in our global client franchise for the long-term,” said Chairman and Chief Executive Officer Lloyd Blankfein.

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s actual capital actions may differ, possibly materially, from those permitted by its 2018 capital plan. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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Media Contact: Jake Siewert Tel: +1 212 902 5400	Investor Contact: Heather Kennedy Miner Tel: +1 212 902 0300